Exhibit 10.8

                            AGREEMENT

     AGREEMENT, dated this 1st day of December 2004, between First Keystone Financial, Inc. (the "Corporation"), a
Pennsylvania corporation, and Carol Walsh (the "Executive").

                           WITNESSETH:

     WHEREAS, the Executive is presently an officer of the Corporation and First Keystone Bank (the "Savings Bank")
(together, the "Employers");

     WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers;

     WHEREAS, the Employers currently have an agreement with the Executive dated January 25, 1995, which is being amended and superseded by this Agreement to reflect mutually agreed upon revisions, and in accordance with the provisions of Section 310 of the Thrift Activities Handbook of the Office of Thrift Supervision ("OTS"), the Corporation and the Savings Bank desire to enter into separate agreements with the Executive relating to her employment by each of the Employers; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Corporation in the event that her employment with the Corporation is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Annual Compensation. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the highest level of base salary paid to the Executive by the Employers or any subsidiary thereof during any of the three calendar years ending during the calendar year in which the Date of Termination occurs.

     (b) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

     (c) Change in Control of the Corporation. The term "Change in Control of the Corporation" shall mean the occurrence of any of the following events:

          (i) approval by the stockholders of the Corporation of a transaction that would result and does result in the reorganization, merger or consolidation of the Corporation, with one or more other persons, other than a transaction following which:

               (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Corporation; and

               (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Corporation;

          (ii) the acquisition of all or substantially all of the assets of the Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of the outstanding securities of the Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Corporation of any transaction which would result in such an acquisition;

          (iii) a complete liquidation or dissolution of the Corporation or the Savings Bank, or approval by the stockholders of the Corporation of a plan for such liquidation or dissolution;

          (iv) the occurrence of any event if, immediately following such event, members of the Corporation Board of Directors who belong to any of the following groups do not aggregate at least a majority of the Corporation Board of
     Directors:

               (A) individuals who were members of the
     Corporation Board of Directors on the Effective Date of this Agreement; or

               (B) individuals who first became members of the Corporation Board of Directors after the Effective Date of this Agreement either:

                    (1) upon election to serve as a member of the Corporation Board of Directors by the affirmative vote of two-thirds of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

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                    (2) upon election by the stockholders of the
     Corporation Board of Directors to serve as a member of the Corporation Board of Directors, but only if nominated for election by the affirmative vote of two-thirds of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination;

     provided that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Corporation Board of Directors; or

          (v) any event which would be described in Section 1(c)(i), (ii), (iii) or (iv) if the term "Savings Bank" were substituted for the term "Corporation" therein and the term "Bank Board of Directors" were substituted for the term "Corporation Board of Directors" therein.

In no event, however, shall a Change in Control of the Corporation be deemed to have occurred as a result of any acquisition of securities or assets of the Corporation, the Savings Bank, or a subsidiary of either of them, by the Corporation, the Savings Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 1(d), the term "person" shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

     (d)  Code.  Code shall mean the Internal Revenue Code of
1986, as amended.

     (e)  Date of Termination.  "Date of Termination" shall mean
(i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and
(ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

     (f) Disability. Termination by the Corporation of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

     (g)  Good Reason.   Termination by the Executive of the
Executive's employment for "Good Reason" shall mean termination by the Executive based on:

     (i) Without the Executive's express written consent, the assignment by the Employers to the Executive of any duties which are materially inconsistent with the Executive's positions, duties, responsibilities and status with the Employers immediately prior to a Change in Control of the Corporation, or a material change in the Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such responsibilities, titles or offices, except in connection with the

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     termination of the Executive's employment for Cause,
     Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason;

     (ii) Without the Executive's express written consent, a reduction by the Employers in the Executive's base salary as in effect on the date of the Change in Control of the Corporation or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Executive;

     (iii)Any purported termination of the Executive's employment for Cause, Disability of Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

     (iv) The failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 6 hereof.

     (h)  IRS.  IRS shall mean the Internal Revenue Service.

     (i) Notice of Termination. Any purported termination of the Executive's employment by the Corporation for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation's termination of Executive's employment for Cause, and (iv) is given in the manner specified in Section 7 hereof.

     (j) Retirement. Termination by the Corporation of the Executive's employment based on "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

     2. Benefits Upon Termination. If the Executive's employment by the Corporation shall be terminated subsequent to a Change in Control of the Corporation by (i) the Corporation other than for Cause, Retirement, or as a result of the Executive's death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3 hereof, if applicable:

     (a) pay to the Executive, in twenty-four (24) equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash amount equal to two (2) times the Executive's Annual Compensation; and

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     (b)  maintain and provide for a period ending at the
earlier of (i) two (2) years after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (b) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     3.   Payment of Additional Benefits under Certain Circumstances.

          (a)  If the payments and benefits pursuant to
Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Savings Bank pursuant to Section 2 of the Agreement between the Savings Bank and the Executive dated as of the date hereof (the "Savings Bank Agreement"), before giving effect to any reduction in such amounts pursuant to the provisions of Section 3 of the Savings Bank Agreement), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment," which includes the amounts paid pursuant to clause (A) below), then the Corporation shall pay to the Executive, in twenty-four (24) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive's election), a cash amount equal to the sum of the following:

               (A)  the amount by which the payments and
          benefits that would have otherwise been paid by the Savings Bank to the Executive pursuant to
          Section 2 of the Savings Bank Agreement are reduced by the provisions of Section 3 of the Savings Bank Agreement;

               (B)  twenty (20) percent (or such other
          percentage equal to the tax rate imposed by
          Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute
          Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess
          Parachute Payment"; and

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               (C)  such additional amount (tax allowance)
          as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (B) above and on any payments under this clause (C). In computing such tax allowance, the payment to be made under clause
          (B) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                            Tax Rate
                                   GUP =  -------------
                                           1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (B) above is made and shall also reflect the phase out of deductions and the ability to deduct certain of such taxes.

          (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Final Excess Parachute Payment"), then the Corporation's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Final Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

          (c) In each calendar year that the Executive receives payments of benefits under this Section 3, the Executive shall report on her state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The
Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 3 is being reviewed or is in dispute. The

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Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 3) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

     4.    Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     5. Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

     6. Assignability. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Corporation: President
                         First Keystone Financial, Inc.
                         22 West State Street
                         Media, Pennsylvania 19063

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     To the Executive:   Carol Walsh
                         At the address last appearing on
                         the personnel records of the
                         Savings Bank

     8. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise the substantive laws of the Commonwealth of Pennsylvania.

          10.  Nature of Employment and Obligations.

     (a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Corporation and the Executive, and the Corporation may terminate the Executive's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

     (b) Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     11. Term of Agreement. This Agreement shall terminate two (2) years after the date first above written; provided that on or prior to the first anniversary of the date first above written and each anniversary thereafter, the Board of Directors of the Corporation shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including Executive's performance as an employee) renewal of the term of this Agreement for an additional one (1) year, and the term of this Agreement shall be so extended unless the Board of Directors of the Corporation do not approve such renewal and provide written notice to the Executive, or the Executive gives written notice to the Corporation, thirty
(30) days prior to the date of any such anniversary, of such party's or parties' election not to extend the term beyond its then scheduled expiration date; and provided further that, notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control of the Corporation.

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     12.  Headings.  The section headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     15. Entire Agreement. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein, including without limitation the Agreement between the Corporation and the Executive dated May 26, 1999, are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Savings Bank and the Executive.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                            FIRST KEYSTONE FINANCIAL, INC.


/s/Donald S. Guthrie                 By: /s/Thomas M. Kelly
-----------------------                  ---------------------------
Donald S. Guthrie                        Thomas M. Kelly
                                         President


Attest:                            EXECUTIVE


/s/Donald S. Guthrie                 By: /s/Carol Walsh
-----------------------                  ---------------------------
Donald S. Guthrie                        Carol Walsh, Individually









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